UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2022

RELAY THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39385	47-3923475
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Binney Street
Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 370-8837

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RLAY	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 25, 2022, the board of directors (the “Board”) of Relay Therapeutics, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Sekar Kathiresan, M.D. to the Board as a class III director to fill the newly created vacancy on the Board resulting from an increase in the size of the Board from seven (7) to eight (8) directors. Dr. Kathiresan will serve as a class III director with a term expiring on the date of the Company’s annual meeting of stockholders to be held in 2023 and thereafter until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Dr. Kathiresan was also appointed to serve on the Nominating and Corporate Governance Committee of the Board. The Board has determined that Dr. Kathiresan is independent under the Nasdaq listing standards and applicable Securities and Exchange Commission (“SEC”) rules and regulations.

Dr. Kathiresan is a co-founder of Verve Therapeutics, Inc., a publicly traded biotechnology company, and has served as its Chief Executive Officer and a member of its board of directors since July 2019. Dr. Kathiresan is currently an honorary physician at Massachusetts General Hospital (“MGH”) and was an assistant physician at MGH from July 2005 to September 2021. Dr. Kathiresan served as director of the MGH Center for Genomic Medicine from April 2016 to June 2019. He also served as director of the Cardiovascular Disease Initiative at The Broad Institute from 2015 to June 2019 as well as an Institute Member at The Broad Institute from July 2019 to September 2021. He is currently a lecturer in medicine at Harvard Medical School and was a professor of medicine at Harvard Medical School from June 2018 to July 2021. Dr. Kathiresan holds a B.A. in history from the University of Pennsylvania and an M.D. from Harvard Medical School. He completed his clinical training in internal medicine and cardiology at MGH and his postdoctoral research training in human genetics at the Framingham Heart Study and The Broad Institute.

There are no arrangements or understandings between Dr. Kathiresan and any other person pursuant to which he was elected as a director. There are no transactions in which Dr. Kathiresan has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

Dr. Kathiresan will receive cash and equity compensation for his service as a non-employee director in accordance with the Company’s Amended and Restated Non-Employee Director Compensation Policy, as described in the Company’s definitive proxy statement filed with the SEC on April 14, 2022, including the initial, one-time grant of a non-statutory stock option to purchase 71,881 shares of the Company’s common stock upon his appointment to the Board under the Company’s 2020 Stock Option and Incentive Plan, at an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the grant date. This option vests ratably in 36 equal monthly installments following the grant date, subject to Dr. Kathiresan’s continued service on the Board.

Dr. Kathiresan has entered into the Company’s standard form of Indemnification Agreement, a copy of which was filed as Exhibit 10.6 of the Company’s Registration Statement on Form S-1 (File No. 333-239412) filed with the SEC on June 24, 2020.

The Company plans to announce the appointment of Dr. Kathiresan to the Board in its press release for the quarter ended June 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RELAY THERAPEUTICS, INC.

Date:	July 27, 2022	By:	/s/ Brian Adams
Brian Adams, J.D. Chief Legal Officer